                                                                    EXHIBIT 21.1

                                 SUBSIDIARIES

Company                                      Jurisdiction of Organization
-------                                      ----------------------------

1.  Citrix Systems Netherlands, B.V.         Rotterdam, The Netherlands
2.  Citrix Systems -- V.I., Inc.             St. Thomas, U.S. Virgin Islands
3.  Citrix Systems Canada, Inc./             Ontario, Canada
    Citrix Systemes Canada, Inc.
4.  Citrix Systems GmbH*                     Munich, Germany
5.  Citrix Systemes France S.A.R.L.*         Saint-Cloud, France
6.  Citrix Systems UK Limited*               London, England
7.  Citrix Systems Japan Yugen Kaisha        Chiyoda, Tokyo, Japan
8.  Citrix Systems Australia Pty Ltd         Victoria, Australia
9.  Citrix Systems Singapore Pte Ltd         Singapore
10. Citrix Systems Ireland Ltd*              Ireland
11. Citrix Systems Cambridge Ltd (UK)        Cambridge, England
12. Citrix Capital Corporation               Nevada, USA
13. Citrix Systems Italia S.n.L.             Italy
----------
* Citrix Systems GmbH, Citrix Systemes France S.A.R.L., Citrix Systems Ireland Ltd, and Citrix Systems UK Limited are wholly owned subsidiaries of Citrix Systems Netherlands, B.V.